EXHIBIT A

YURI ITKIS GAMING TRUST PROPOSES TO ACQUIRE REMAINING

PUBLIC STAKE IN FORTUNET

Proposed Price of $1.70 in Cash per Share

LAS VEGAS, November 23, 2009—The Yuri Itkis Gaming Trust of 1993 (the “Trust”) announced today that it intends to make a tender offer for all of the outstanding shares of Common Stock of FortuNet, Inc. (Nasdaq: FNET) not already owned by the Trust for $1.70 per share in cash.  The offer price represents a premium of approximately 34% over the closing price of the shares on November 20, 2009, and a premium of approximately 28% above the average closing price of the shares for the 20 trading days immediately preceding November 20, 2009.  Assuming the successful completion of the tender offer, the Trust intends to acquire the remaining shares not already owned by it through a “short form” cash merger at the same per share cash price paid in the tender offer.

The Trust currently owns approximately 75% of the outstanding shares of Common Stock of FortuNet.

ABOUT THE PROPOSED SHARE ACQUISITION

The offer will be irrevocably conditioned upon the tender of a sufficient number of shares of Common Stock to cause the Trust to own 90% of the outstanding shares.  If that condition is satisfied, the Trust will be entitled to use the “short form” merger procedure to acquire the remaining shares of FortuNet not owned by the Trust.  The Trust intends to use that procedure promptly after the completion of the tender offer to acquire the remaining shares at the same per share cash price paid in the tender offer.  Neither the tender offer nor the subsequent merger will be conditioned on the Trust obtaining any financing.

The Trust expects to commence the tender offer in mid December 2009.  Offering materials will be mailed to FortuNet stockholders and the Trust will file all necessary information with the United States Securities and Exchange Commission (“SEC”).  The commencement and completion of the tender offer and, if the tender offer is completed, the consummation of the merger, do not require any approval by FortuNet’s board of directors, and the Trust has not asked FortuNet’s board of directors to approve the tender offer or the merger.  Under applicable law, FortuNet will be required to file with the SEC a statement as to its position on the offer as well as other required information within 10 business days of the date on which the offer is commenced.  Assuming the completion of the offer, the Trust intends to seek delisting of the shares of Common Stock from Nasdaq and to cause FortuNet to apply for termination of registration of the shares under the Securities Exchange Act of 1934 as soon after the completion of the offer as the requirements for such delisting and termination are met.

The Trust has advised FortuNet’s board of directors of its plans for the tender offer and the merger.

ABOUT FORTUNET, INC.

According to its website, FortuNet, together with its wholly owned subsidiaries, Millennium Games, Star Bingo Holdings, LLC, and Star Bingo Supply, LLC, is engaged primarily in the business of designing, manufacturing, field maintenance of, and leasing electronic gaming and entertainment systems throughout North America.  FortuNet derives substantially all of its revenues from the gaming industry in the United States and Canada.

NOTICE FOR FORTUNET STOCKHOLDERS

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities.  The tender offer for the outstanding shares of FortuNet described in this press release has not commenced.  At the time the tender offer is commenced, the Trust will file a tender offer statement on Schedule TO with the SEC, and FortuNet will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer.  The tender offer statement (including an offer to purchase, a related letter of transmittal, and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before any decision is made with respect to the tender offer.  Those materials will be made available to FortuNet stockholders at no expense to them.  In addition, all of those materials, and all other offer documents filed with the SEC, will be available at no charge on the SEC’s website at www.sec.gov.

FORWARD-LOOKING STATEMENTS WARNING

This news release contains forward-looking statements.  These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict.  The statements are based upon the Trust’s current expectations and beliefs and are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  There can be no assurances that any transaction will be consummated.  The Trust disclaims any obligation to update or revise the information in this news release based on new information or otherwise except as required by law.